Exhibit 10.50

To:	Nancee Berger
From:	West Corporation Compensation Committee
Date:	February 16, 2016

Re:	Exhibit A

This Exhibit A is delivered pursuant to your Employment Agreement and sets forth your 2016 base salary and bonus compensation applicable to your position as President and Chief Operating Officer for West Corporation.

1.	Your base salary for 2016 is $660,000.

2.	Effective January 1, 2016, you will be eligible to receive an annual bonus based upon West Corporation’s publicly reported consolidated revenue (“Revenue”) and publicly reported Adjusted Earnings per Share from Continuing Operations – Diluted (“Adjusted EPS”), in each case, as adjusted pursuant to Section 4 below and subject to the cap set forth below. All calculations will be based on 2016 fiscal year results. Your bonus will be made up of the following three Revenue tranches and three Adjusted EPS tranches:

•	“Revenue Tranche 1” will be based on achievement of Revenue of $2.256 billion.

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“Revenue Tranche 2” will be based on achievement of Revenue above $2.256 billion up to $2.306 billion and will be earned pro-rata for each dollar of Revenue in excess of $2.256 billion up to $2.306 billion.

•	“Revenue Tranche 3” will be based on achievement of Revenue above $2.342 billion and will be earned pro-rata for each dollar of Revenue in excess of $2.342 billion.

•	“Adjusted EPS Tranche 1” will be based on achievement of Adjusted EPS of $2.79.

•	“Adjusted EPS Tranche 2” will be based on achievement of Adjusted EPS above $2.79 and will be earned for each penny of Adjusted EPS in excess of $2.79 up to $3.02.

•	“Adjusted EPS Tranche 3” will be based on achievement of Adjusted EPS above $3.06 and will be earned for each penny of Adjusted EPS in excess of $3.06 (beginning with $3.07).

No incremental bonus will be earned in respect of Revenue above $2.306 billion but less than or equal to $2.342 billion or in respect of Adjusted EPS above $3.02 but less than or equal to $3.06.

The bonus calculations for Revenue Tranches 1, 2 and 3 are as follows:

Tranche	Revenue Bonus
Revenue Tranche 1	$36,400
Revenue Tranche 2	Calculated at a rate of $2,912 per million dollars
Revenue Tranche 3	Calculated at a rate of $5,419 per million dollars

The bonus calculations for Adjusted EPS Tranches 1, 2 and 3 are as follows:

Tranche	Adjusted EPS Bonus
Adjusted EPS Tranche 1	$145,600
Adjusted EPS Tranche 2	$25,322 per penny
Adjusted EPS Tranche 3	$51,692 per penny

The maximum total bonus which may be earned pursuant to this Section 2 is $2,100,000 in the aggregate.

3.	All objectives are based on West Corporation’s and its affiliates’ consolidated operations. Results arising from mergers, acquisitions and joint ventures completed during 2016 may be included in your bonus calculations on a case by case basis, as determined by the Compensation Committee.

4.	Revenue and Adjusted EPS for purpose of the bonus calculations in Section 2 will be adjusted up or down to reflect the foreign exchange rates assumed in the 2016 Budget rather than the actual foreign exchange rates, and any resulting adjustment to Adjusted EPS will apply the same rounding conventions used for publicly reported Adjusted EPS.

5.	100% of the bonus earned will be paid annually, no later than February 28, 2017.

/s/ Nancee Berger
Employee – Nancee Berger

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